Exhibit 99.1
Page 1 Biogen Idec Reports Second Quarter 2007 Results
Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Keith Regnante
Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2007 Results
Cambridge, MA, July 24, 2007 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its second quarter 2007 results.
Second Quarter 2007 Highlights:
•	Second quarter revenues were $773 million, an increase of 17% from $660 million in the prior year. There were three main drivers of this growth.
•	AVONEX® (interferon beta-1a) sales increased 8% to $462 million

•	RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement increased 12% to $231 million

•	Global in-market net sales of TYSABRI® (natalizumab) in the second quarter of 2007 totaled $72 million. Based on the collaboration structure with Elan, Biogen Idec recognized revenue of $48 million related to TYSABRI.
•	On July 2, 2007, Biogen Idec announced the final results of its “Dutch Auction” tender offer which expired at 12:00 midnight ET on Tuesday, June 26, 2007. Biogen Idec accepted for payment an aggregate of 56,424,155 shares of its common stock at a purchase price of $53.00 per share, for an aggregate share repurchase of approximately $3 billion. These shares represented approximately 16.4% of the shares outstanding as of June 26, 2007. The share repurchase was funded by approximately equal parts cash and debt.
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), second quarter 2007 diluted earnings per share (EPS) were $0.54, an increase from a loss of $0.50 in the second quarter of 2006. GAAP net income

Page 2 Biogen Idec Reports Second Quarter 2007 Results
for the quarter was $186 million, an increase from a $171 million loss in the second quarter of 2006.
•	Second quarter 2007 non-GAAP diluted EPS were $0.70, an increase of 23% over non-GAAP diluted EPS of $0.57 in the second quarter 2006. Non-GAAP net income for the second quarter was $240 million, an increase of 22% over non-GAAP net income of $197 million in the second quarter of 2006. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense, and other items.
“We are quite pleased with our second quarter performance. Fueled by the strong uptake of TYSABRI, we hit a new corporate milestone as our MS franchise exceeded $500 million in quarterly revenue for the first time in Biogen Idec’s history. We successfully completed our $3 billion share repurchase while continuing to advance and strengthen our pipeline, particularly with the anticipated addition of the late stage Lixivaptan compound,” said James Mullen, Biogen Idec’s Chief Executive Officer.
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $186 million (or diluted EPS of $0.54) in the second quarter of 2007.
On a non-GAAP basis, Biogen Idec reported net income of $240 million in the second quarter of 2007. Non-GAAP diluted EPS were $0.70 for the second quarter of 2007.
The reconciling items of note between GAAP net income and diluted GAAP EPS and adjusted non-GAAP net income and diluted non-GAAP EPS in the second quarter, as itemized in Table 3 within this press release, were primarily as follows:
•	Pre-tax charges of $61 million for the amortization of intangibles related to the 2003 Biogen and Idec merger, the 2006 acquisitions of Conforma and Fumapharm, and the 2007 acquisition of Syntonix;

•	Pre-tax share-based compensation expense under SFAS No. 123R of $8 million; and

•	Tax benefit of $16 million related to the pre-tax reconciling items.
Revenue Performance
Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), increased 8% in the second quarter to $462 million. U.S. sales increased 3% to $270 million and international sales increased 14% to $192 million.
Revenues for the second quarter 2007 included $231 million from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $582 million in the second quarter (Q2 2006 were $526 million), as reported by Genentech.
During the second quarter of 2007, Biogen Idec recognized revenue of $48 million related to TYSABRI. This amount is comprised of:

Page 3 Biogen Idec Reports Second Quarter 2007 Results
•	$22.3 million related to product sold through Elan in the U.S. (based on $46.8 million of in-market sales); and

•	$25.2 million related to product sold by Biogen Idec in Europe.
As of mid-July 2007, approximately 14,000 patients are on TYSABRI therapy worldwide in the commercial and clinical trials settings.
•	In the US, approximately 8,600 patients are on TYSABRI therapy commercially.

•	In the EU, approximately 4,300 patients are on TYSABRI therapy commercially.

•	In clinical trial settings, approximately 1,000 patients are on TYSABRI therapy.
Revenue from FUMADERM® (fumaric acid esters) in the second quarter of 2007 was $5 million. Biogen Idec did not recognize any revenue in Q1 2007 related to sales of FUMADERM.
Table 4 provides individual product revenues.
Royalties were $23 million and $18 million in the second quarter 2007 and 2006, respectively.
Share Repurchase Program
Biogen Idec did not repurchase any shares in the second quarter 2007 under the 20 million share repurchase program authorized by Biogen Idec’s Board of Directors in October 2006.
Financial Guidance
Biogen Idec today increased its guidance for the full year 2007, including:
•	Total revenue growth of 16%-18% over 2006;

•	Similar financial margins for 2006 and 2007, except for R&D, which will be approximately 28%-30% of revenue. This includes a $50 million milestone payment in Q3 related to the anticipated Cardiokine deal;

•	Non-GAAP diluted EPS, incorporating the impact of the recent tender offer, in the range of $2.60-$2.70 which represents 16%-20% annual growth. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects;

•	Fully diluted weighted average shares outstanding for the first half of the year totaled approximately 343 million. Due to the tender offer, the Company expects fully diluted share count to be approximately 290-296 million for the second half of the year and 316 -322 million for the full year.

•	The Company anticipates that 2007 capital expenditures will be in the range of $250 - $300 million.
Full year 2007 GAAP diluted EPS is estimated to be in the range of $1.84 - $1.94 versus $0.63 per share in 2006. This estimate includes the impact of the anticipated Cardiokine deal but excludes any other future acquisitions or transactions. In order to reconcile GAAP and non-GAAP EPS guidance, we have excluded the following items from our non-GAAP EPS guidance provided above:

Page 4 Biogen Idec Reports Second Quarter 2007 Results
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $287 million, or approximately $0.90 per share, for already completed transactions;

•	Stock option expense due to FAS 123R in 2007 is estimated to be in the range of $30-$40 million, or approximately $ 0.07-$ 0.09 per share.
Because the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2007, we have made no assumption regarding future purchase accounting charges in this GAAP guidance. The Company may incur charges or realize income in 2007 which could cause actual results to vary from this guidance.
Recent Highlights
•	On April 26th, Biogen Idec announced the national launch of the new AVONEX Nurse Services program which is designed to help people with multiple sclerosis as they begin and continue treatment with AVONEX, the most prescribed treatment for relapsing forms of MS worldwide. This new program underscores Biogen Idec’s commitment to the MS community, which includes offering the best support services to patients and undertaking innovative research efforts to develop new therapeutic options.

•	On May 1st, Genentech and Biogen Idec announced that positive data from a Phase II clinical study of RITUXAN in patients with relapsing-remitting multiple sclerosis (RRMS) were presented at the American Academy of Neurology annual meeting held in Boston.

•	On May 3rd, Biogen Idec and Elan Corporation announced that new data from the TOUCH Prescribing Program™ and TYGRIS safety study confirm the safety profile from previous clinical studies of TYSABRI. Also presented at the 59th annual meeting of the American Academy of Neurology in Boston, MA were extension study data that showed that TYSABRI has a sustained treatment effect on clinical relapses and the risk of disability progression in multiple sclerosis patients treated for up to three years.

•	On May 8th, Biogen Idec and Vernalis announced the initiation of the Phase II program of BIIB014 (also known as V2006), an oral compound for the treatment of Parkinson’s disease. BIIB014 is an adenosine A2A receptor antagonist that may offer a non-dopaminergic therapy for patients with Parkinson’s disease.

•	On June 26th, Biogen Idec and UCB announced the initiation of a Phase II study of CDP323 (an oral VLA-4 antagonist) under development for relapsing-remitting multiple sclerosis . The double-blind, randomized Phase II study commenced with dosing of the first patient. The study is designed to enroll over 200 patients with relapsing-remitting MS who have failed earlier treatment with a beta-interferon.

•	On July 2nd, Biogen Idec Inc announced the final results of its modified “Dutch Auction” tender offer, which expired at 12:00 midnight ET on Tuesday, June 26, 2007. Biogen Idec accepted for payment an aggregate of 56,424,155 shares of its common stock at a purchase price of $53.00 per share, for an aggregate share repurchase of approximately $3

Page 5 Biogen Idec Reports Second Quarter 2007 Results
billion. These shares represented approximately 16.4% of the shares outstanding as of June 26, 2007.

•	On July 2nd, Biogen Idec and Elan Corporation welcomed the announcement by the National Institute for Health and Clinical Excellence (NICE) in the final appraisal determination that recommended use of TYSABRI in people with highly active relapsing-remitting multiple sclerosis. TYSABRI is the first treatment for multiple sclerosis to be recommended for use by NICE.

•	On July 2nd, Biogen Idec and Cardiokine announced they agreed to jointly develop lixivaptan, an oral compound being tested for treatment of hyponatremia in patients with congestive heart failure. Lixivaptan is expected to enter a late-stage clinical trial this year. Under terms of the agreement, which is expected to become effective in the third quarter of 2007, Cardiokine, will receive a $50 million upfront payment and up to $170 million in additional milestone payments for successful development and global commercialization of lixivaptan, as well as royalties on commercial sales. Biogen Idec will be responsible for the global commercialization of lixivaptan, and Cardiokine will have an option for limited co-promotion in the U.S.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures are defined as reported, or GAAP, net income and diluted EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
Purchase accounting and merger-related adjustments — Non-GAAP net income and diluted EPS exclude certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”) and the acquisitions of Fumapharm AG, Conforma Therapeutics Corporation and Syntonix Pharmaceuticals, Inc. These include charges for in process research and development and the incremental charge to cost of goods sold from our sale of acquired inventory that was written up to fair value at the acquisition date. Additionally, these excluded impacts include the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R — Non-GAAP net income and diluted EPS exclude the impact of

Page 6 Biogen Idec Reports Second Quarter 2007 Results
our stock option expense recorded in accordance with SFAS No. 123R and the cumulative effect of an accounting change relating to its initial adoption. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our integrated business. We do include the P&L impact of restricted stock awards and other cash incentives in our non-GAAP results.
Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. Items excluded for purposes of determining non-GAAP net income and diluted EPS are severance and restructuring charges and a gain on sale of long-lived assets.
The Company has reconciled the GAAP net income and diluted EPS for the three-month periods ended June 30, 2007 and 2006 to the non-GAAP measures of net income and diluted EPS in Table 3 of this press release.
Conference Call and Webcast
The Company’s earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. ET on July 24th, 2007, and will be accessible through the investor relations section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call, and will remain on the Biogen Idec website through at least August 31, 2007.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance”, “Revenue Performance”, and “Recent Highlights” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including the launch of TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over

Page 7 Biogen Idec Reports Second Quarter 2007 Results
which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in our most recent Form 10-Q filing with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
June 30, 2007
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES
Product	$518,625	$436,081	$1,003,013	$842,600
Unconsolidated joint business	230,590	206,095	437,754	389,476
Royalties	22,648	18,286	45,635	38,847
Corporate partner	1,313	(421)	2,684	293

Total revenues	773,176	660,041	1,489,086	1,271,216

COST AND EXPENSES
Cost of sales	84,063	77,993	166,013	145,488
Research and development	218,149	161,985	409,598	307,877
Selling, general and administrative	203,668	170,289	391,729	324,680
Amortization of acquired intangible assets	60,961	76,260	120,881	146,967
Collaboration profit (loss) sharing	(105)	—	(5,672)	—
Acquired in-process research and development	—	330,520	18,405	330,520
Gain on sale of long lived assets	—	(799)	—	(1,098)
Gain on settlement of license agreement	—	(34,192)	—	(34,192)

Total cost and expenses	566,736	782,056	1,100,954	1,220,242

Income (loss) from operations	206,440	(122,015)	388,132	50,974
Other income, net	31,586	21,806	53,288	40,471

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	238,026	(100,209)	441,420	91,445

Income taxes	51,886	70,404	123,779	142,868

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	186,140	(170,613)	317,641	(51,423)

Cumulative effect of accounting change, net of income tax	—	—	—	3,779

NET INCOME (LOSS)	$186,140	$(170,613)	$317,641	$(47,644)

BASIC EARNINGS (LOSS) PER SHARE
Income (loss) before cumulative effect of accounting change	$0.55	$(0.50)	$0.93	$(0.15)
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

BASIC EARNINGS (LOSS) PER SHARE	$0.55	$(0.50)	$0.93	$(0.14)

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before cumulative effect of accounting change	$0.54	$(0.50)	$0.92	$(0.15)
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

DILUTED EARNINGS (LOSS) PER SHARE	$0.54	$(0.50)	$0.92	$(0.14)

WEIGHTED AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS (LOSS) PER SHARE	340,315	342,375	340,312	341,742

DILUTED EARNINGS (LOSS) PER SHARE	343,389	342,375	343,713	341,742

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
June 30, 2007
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Cash, cash equivalents and marketable securities	$1,802,717	$902,691
Accounts receivable, net	359,518	317,353
Inventory	207,897	169,102
Other current assets	323,874	323,421

Total current assets	2,694,006	1,712,567

Marketable securities	917,403	1,412,238
Property and equipment, net	1,330,899	1,280,385
Intangible assets, net	2,626,838	2,747,241
Goodwill	1,135,939	1,154,757
Investments and other assets	230,630	245,620

TOTAL ASSETS	$8,935,715	$8,552,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Tender offer obligation	$2,990,030	$—
Other current liabilities	474,899	582,855
Long-term deferred tax liability	588,784	643,645
Other long-term liabilities	245,303	176,530
Shareholders’ equity	4,636,699	7,149,778

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,935,715	$8,552,808

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
June 30, 2007
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EARNINGS (LOSS) PER SHARE	2007	2006	2007	2006
GAAP earnings (loss) per share — Diluted	$0.54	$(0.50)	$0.92	$(0.14)
Adjustment to net income (loss) (as detailed below)	0.16	1.06	0.37	1.26

Non-GAAP earnings per share — Diluted	$0.70	$0.57	$1.29	$1.11

An itemized reconciliation between net income (loss) on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income (loss)	$186.1	$(170.6)	$317.6	$(47.6)
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc.	—	0.9	—	4.9
COGS: Stock option expense	0.1	0.1	0.1	0.1
R&D: Restructuring	0.4	0.3	0.4	0.3
R&D: Stock option expense	2.9	6.4	5.9	11.2
SG&A: Merger related and purchase accounting costs	—	0.1	—	0.1
SG&A: Restructuring	0.5	0.9	0.6	1.6
SG&A: Stock option expense	5.3	8.3	11.4	16.6
Amortization of acquired intangible assets	61.0	76.3	120.9	147.0
In-process research and development related to the acquisition of Syntonix Pharmaceuticals Inc., Conforma Therapeutics Corporation and Fumapharm AG	—	330.5	18.4	330.5
Gain on settlement of license agreement with Fumapharm AG	—	(34.2)	—	(34.2)
Gain on sale of long lived assets	—	(0.8)	—	(1.1)
Income taxes: Income tax effect of reconciling items	(16.0)	(20.9)	(32.6)	(39.3)
Cumulative effect of accounting change from adoption of FAS 123R, net of income tax	—	—	—	(3.8)

Non-GAAP net income	$240.3	$197.3	$442.7	$386.4

Numbers may not foot due to rounding.

TABLE 4
Biogen Idec Inc.
June 30, 2007
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
PRODUCT REVENUES
Avonex®	$461,618	$429,377
Amevive®	2	2,460
Tysabri®	47,539	(196)
Zevalin®	4,290	4,440
Fumaderm®	5,176	—

Total product revenues	$518,625	$436,081

	Six Months Ended
	June 30,
	2007	2006
PRODUCT REVENUES
Avonex®	$910,427	$822,805
Amevive®	218	10,737
Tysabri®	77,299	(393)
Zevalin®	9,893	9,450
Fumaderm®	5,176	—

Total product revenues	$1,003,013	$842,600

Numbers may not foot due to rounding.